Exhibit 99.1

FOR IMMEDIATE RELEASE

CommonWealth REIT Comments on Results of the Corvex/Related Purported Consent Solicitation

The Arbitration Panel that is Considering the Actions by Corvex/Related Has Not Yet Ruled.

CWH Continues to Believe that the Purported Consent Solicitation by Corvex/Related Has No Legal Effect.

Newton, MA (June 24, 2013): CommonWealth REIT (NYSE: CWH) today commented upon the results of a purported consent solicitation by Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related” and together with Corvex, “Corvex/Related”):

On April 12, 2013 Corvex/Related wrote to CWH demanding a record date for a consent solicitation to remove the entire CWH Board without cause.  Because the demand letter did not comply with the requirements for a record date request established in CWH’s Bylaws, CWH responded to Corvex/Related by pointing out certain deficiencies and requesting additional information.  Rather than attempting to comply with the governing Bylaws, Corvex/Related instead unilaterally declared a record date for shareholders to join their consent and began soliciting written consents as a so called “referendum”.

After beginning to solicit CWH shareholders, Corvex/Related pursued its pending litigation against CWH in the Maryland Circuit Court by asking that Court to declare certain CWH Bylaws invalid.  On May 8, 2013, the Maryland Circuit Court issued an Order upholding CWH’s arbitration Bylaw and referring all other matters in the litigation between CWH and Corvex/Related to arbitration under the auspices of the American Arbitration Association.  Thereafter, Corvex/Related notified the Arbitration Panel and CWH that the time for delivery of written consents to their purported consent solicitation would close on June 18, 2013, and Corvex/Related requested the Arbitration Panel to set a hearing on their motion for partial summary judgment on certain issues relating to the consent solicitation.  That hearing has been scheduled for July 26, 2013, but the timing of any ruling is at the discretion of the Arbitration Panel.

At some time unknown to CWH, Corvex/Related notified Broadridge Financial Solutions that the time for delivery of written consents by shareholders as of the self-proclaimed record date would be extended to close on June 21, 2013.  Then, on June 21, 2013, Corvex/Related delivered a letter to CWH and issued a press release claiming that it had received consents from over 70% of CWH’s shareholders and asserting that the CWH Trustees are removed from office.  Neither the June 18th or June 21st date corresponds to any permitted solicitation period in CWH’s Bylaws.

The Arbitration Panel that is considering the actions by Corvex/Related has not yet ruled.   CWH continues to believe that the consent solicitation recently pursued by Corvex/Related has no legal effect.

Since April 12, 2013, Corvex/Related have actively solicited CWH shareholders by mailing consent cards, issuing press releases and repeatedly making false and misleading statements about CWH and its manager, Reit Management & Research LLC.  CWH also issued press releases and mailed letters in opposition to Corvex/Related activities, but CWH did not solicit written consent revocation cards.  Accordingly, the Corvex/Related consent solicitation did not compete with a consent revocation solicitation. Also, CWH believes Corvex/Related set its self-proclaimed record date at a time when a large number of CWH’s shares appear to have been held by short term focused hedge funds.  Based on the trading volume in CWH shares since the Corvex/Related self-proclaimed record date, CWH believes that a significant number of shareholders who joined the Corvex/Related consent solicitation have since sold their shares.

Adam Portnoy, President and Managing Trustee of CWH, made the following statement regarding Corvex/Related’s activities:

“The Arbitration Panel to which the Maryland Courts have referred these matters has not ruled.  We are confident that the Panel will uphold the CWH Bylaws and that the recent Corvex/Related consent solicitation will be found to have no legal effect.  The CWH management and Board intend to continue to resist any efforts by Corvex/Related to circumvent the authority of the Arbitration Panel.”

“While the arbitration process is underway, the CWH Board and management also intend to undertake a dialogue with long term CWH shareholders to correct the false and misleading statements published by Corvex/Related in their pursuit of a hostile takeover of CWH and to consider governance changes which may be recommended by those shareholders.”

CommonWealth REIT is a real estate investment trust which primarily owns office properties throughout the United States.  CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S CURRENT BELIEFS AND EXPECTATIONS, BUT THESE STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS WHICH ARE BEYOND CWH’S CONTROL.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT THE CORVEX/RELATED LETTER DEMANDING A RECORD DATE FOR A CONSENT SOLICITATION DID NOT COMPLY WITH THE REQUIREMENTS FOR A RECORD DATE REQUEST IN CWH’S BYLAWS AND THAT THE WRITTEN CONSENTS SOLICITED BY CORVEX/RELATED HAVE NO LEGAL SIGNIFICANCE.  CORVEX/RELATED HAVE COMMENCED LITIGATION CHALLENGING THE VALIDITY OF THE CWH BYLAW REQUIREMENTS FOR A RECORD DATE REQUEST AND THAT LITIGATION IS NOW PENDING BEFORE AN ARBITRATION PANEL CREATED UNDER THE AUSPICES OF THE AMERICAN ARBITRATION ASSOCIATION.  THE RESULTS OF LITIGATION AND ARBITRATION PROCEEDINGS ARE DIFFICULT TO PREDICT, AND CWH CAN PROVIDE NO ASSURANCE REGARDING SUCH RESULTS.

•                  THIS PRESS RELEASE STATES THAT CORVEX/RELATED INFORMED THE ARBITRATION PANEL AND CWH THAT THEIR CONSENT SOLICITATION WOULD CLOSE ON JUNE 18, 2013, BUT NOTIFIED BROADRIDGE FINANCIAL SOLUTIONS THAT THEIR CONSENT SOLICITATION WOULD CLOSE ON JUNE 21, 2013.    THE CWH BYLAWS PROVIDE THAT THE TIME TO SOLICIT SHAREHOLDER CONSENTS IS 30 DAYS AFTER A VALID RECORD DATE.  THE TIME WITHIN WHICH SHAREHOLDER CONSENTS MAY BE PROVIDED IS ONE OF THE MATTERS SUBJECT TO THE PENDING LITIGATION AND ARBITRATION BETWEEN CORVEX/RELATED AND CWH.  CWH CAN PROVIDE NO ASSURANCE REGARDING THE OUTCOME OF THIS LITIGATION AND ARBITRATION.

FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.  EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, CWH DOES NOT INTEND TO UPDATE THE FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE AS A RESULT OF NEW INFORMATION WHICH MAY COME TO ITS ATTENTION.

Contacts:

INVESTORS	MEDIA

Carlynn Finn	Timothy A. Bonang
617-796-8222	617-796-8222
Senior Manager, Investor Relations	Vice President, Investor Relations

Larry Miller /Jennifer Shotwell/Arthur Crozier	Andrew Siegel / Jonathan Keehner
212-750-5833	212-355-4449
Innisfree M & A Incorporated	Joele Frank, Wilkinson Brimmer Katcher

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